Exhibit 10.3
SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”) is made and entered into by John Hogan (hereinafter referred to as “Employee”), and Clear Channel Broadcasting, Inc., in full and final settlement of any and all claims Employee may have or hereafter claim to have against Clear Channel Broadcasting, Inc., and all of its past, present and future parents, subsidiaries and affiliates and each of their employees, officers, directors, agents, insurers and legal counsel (hereinafter referred to as “Company”).

1.	End of Employment.

1.1
Employee has informed the Company of his decision to retire effective as of January 13, 2014 (the date of retirement, the “Separation Date”).  As of the Separation Date, Employee shall resign from, and no longer serve in, any positions with Company.  During the twenty four (24)-month period following the Separation Date, Employee shall have the title of Chairman Emeritus; provided that Company may rescind such title if Company determines in good faith that Employee has engaged in actions that may bring Company into disrepute or that the continued use of such title is not reasonably appropriate.

1.2
On the sixtieth (60th) day following the Separation Date (the “Payment Date”), Company will pay Employee the 2012 SIP payment in the amount of Nine Hundred Thousand Dollars and No Cents ($900,000.00), less applicable federal and state withholding and all other ordinary payroll deductions.  Aside from the forgoing 2012 SIP payment, the 2013 and 2014 Annual Bonuses below, compensation for work performed during the last pay period prior to the Separation Date (including, but not limited to wages, accrued but unpaid time off, expense reimbursements in accordance with Company policies and other vested benefits due under Company-provided plans, policies and agreements, but not including severance-based amounts), and the amounts described herein, Employee has been paid all earned compensation through the Separation Date.

1.3
2013 Performance Bonus. In full satisfaction of the Company’s obligations with respect to the 2013 Annual Bonus provided for in Section 3(B) of the Employment Agreement, dated November 15, 2010, as amended (the “Employment Agreement”), on the date 2013 bonuses are paid to other executives of the Company, but in no event later than March 15, 2014, the Company shall pay Employee a lump sum payment of Seventy Seven Thousand Two Hundred and Fifty Dollars and No Cents ($77,250.00).

1.4
Pro-Rata 2014 Performance Bonus.  In full satisfaction of the Company’s obligations with respect to a pro rata bonus under Section 8(G) of the Employment Agreement, on the date 2014 bonuses are paid to other executives of the Company, but in no event later than March 15, 2015, the Company shall pay Employee a pro-rata share of the 2014 Annual Bonus (the “2014 Pro Rata Bonus”).  The 2014 Pro Rata Bonus shall be equal to 3.56% of the 2014 Performance Bonus that would have been earned if Employee had not been terminated.

2.	Class A Common Stock.

2.1
Employee and Company hereby acknowledge that, as of the date hereof, Employee has vested in 133,025 shares of Class A Common Stock, as such term is defined in that certain Restricted Stock Agreement, dated as of October 22, 2012, by and between Employee and CC Media Holdings, Inc., a Delaware corporation (the “Restricted Stock Agreement”).  Nothing in this Agreement affects Employee’s ownership rights with respect to such shares of Class A Common Stock.  In addition, if the expiration of the seven-day revocation period noted in Section 6.10 has passed and if Employee does not revoke this Agreement (the first day after the expiration of the revocation period, the “Effective Date”), and in consideration of the Restrictive Covenants Extension (defined in Section 6.6 herein), Company shall accelerate the vesting of an additional 9,138 shares of Restricted Stock that were granted under the Restricted Stock Agreement on the Effective Date.  Company shall, as soon as practicable following the Effective Date, deliver such unrestricted shares described in this Section 2.1 in accordance with Section 2 of the Restricted Stock Agreement.

2.2
In addition, if the expiration of the seven-day revocation period noted in Section 6.10 has passed and if Employee does not revoke this Agreement, and in consideration of the Restrictive Covenants Extension, on the Effective Date, the Company shall accelerate vesting of 83,938 shares of Restricted Stock that were granted under the Restricted Stock Agreement (the “Applicable Shares”) and shall repurchase the Applicable Shares on the Payment Date (as defined below) or such earlier date selected by Employee (the relevant date, the “Applicable Date”).  The aggregate repurchase price (the “Repurchase Amount”) shall be the product of the Applicable Shares and the closing price of a Share on the Applicable Date and shall be paid in cash promptly after the Applicable Date.  Employee shall be required to provide customary representations and warranties in connection with such repurchase.

3.
Consideration for Agreement from Company.  In return for this Agreement and in full and final settlement, compromise, and release of all of Employee’s claims (as described in Section 4 below), and for other valuable consideration described herein, Company agrees to provide the following consideration, provided, in each case, that relevant payments and/or benefits will be (i) only if the seven-day revocation period noted in Section 6.10 has passed and only if Employee does not revoke this Agreement; and (ii) subject to all applicable federal and state withholding and all other ordinary payroll deductions:

3.1
SIP.  In consideration of the Restrictive Covenants Extension, Employee’s remaining 2011 SIP payment of Three Hundred Thirty Three Thousand Dollars and No Cents ($333,000.00) shall be paid at the same time as similar payments are made to other executives of the Company in the ordinary course, but no later than March 15, 2014.  Employee acknowledges and agrees he is not entitled to any payment in respect of the 2013 SIP.

3.2
Equity Value Preservation Payment.  In full satisfaction of the Company’s obligations to make an Equity Value Preservation payment under Section 8(D) of the Employment Agreement, the sum of One million Twenty Seven Thousand Three Hundred Fifty Five Dollars and No Cents ($1,027,355.00) shall be paid on the Payment Date.

3.3	Severance. In full satisfaction of the Company’s severance obligations under Section 8(D) of the Employment Agreement:

3.3.1	A lump sum payment equal to (i) One Million Five Hundred Thirty Eight Thousand Dollars and No Cents ($1,538,000.00) minus (ii) the Repurchase Amount, which shall be paid on the Payment Date.

3.3.2
The sum of Three Million Two Hundred and Ninety Seven Thousand Dollars and No Cents ($3,297,000.00) shall be paid in accordance with Company’s ordinary payroll practices over a period of approximately thirty six (36) months (“Installment Severance Payments”).  Installment Severance Payments will begin on January 31, 2014, and shall continue until paid in full (the “Severance Pay Period”).  If Employee violates the restrictive covenant provisions contained in Sections 4, 5, and 6 of the Employment Agreement during the Severance Pay Period, the Installment Severance Payments shall cease.  The foregoing shall not affect Company’s right to enforce any restrictive covenants previously agreed to by Employee.

3.4
Restrictive Covenants. In consideration of the Restrictive Covenants Extension, Company shall pay One Million Dollars and No Cents ($1,000,000) in accordance with Company’s ordinary payroll practices over a period of twelve (12) months, beginning on the one (1)-year anniversary of the Separation Date.  For the avoidance of doubt, the payment and benefits set forth in Sections 2.1, 2.2, and 3.1 also serve as consideration for Restrictive Covenants Extension (collectively, the “Restrictive Covenant Payments”); provided, however, that the Company shall not pay any Restrictive Covenants Payments in the event that Employee breaches Sections 4, 5, or 6 of the Employment Agreement (as amended herein), and upon such breach, as determined in the good faith discretion of Company, Employee shall promptly repay any such amounts already received.

3.5
Continued Health Coverage.  Company shall provide Employee thirty six (36) months’ continued participation for Employee and his eligible dependents in Company’s health benefit plans under which he and his dependents were covered under as of the Separation Date; provided that Employee pays the applicable monthly premium amount chargeable to an individual who elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for such health benefit plans, which amount paid by Employee shall be reimbursed to him by Company on a monthly basis; provided further, that if Company determines that this Section 3.5 would cause it to incur penalties or otherwise be in violation of the Patient Protection and Affordable Care Act or other applicable law, it may fulfill its obligation under this Section 3.5 by providing substantially similar coverage, or reimbursing Employee for same, through a third party insurance carrier.

3.6	Continued Secretarial Services. Company shall provide Employee continued access to secretarial services during the six (6)-month period following the Separation Date.

3.7	Outplacement Services. Company shall pay on the Payment Date an amount equal to Twenty Thousand Dollars and No Cents ($20,000.00) for reasonable outplacement services fees.

3.8
Housing Allowance.  With respect to the Housing Allowance (as defined in the Employment Agreement), Company shall continue to pay the Housing Allowance and related gross up in accordance with Section 3(H) of the Employment Agreement for the balance of the 18-month period referenced therein (which the parties acknowledge and agree that nine (9) monthly installments remain, which will be paid on the last day of the month from January 31, 2014 through and including September 30, 2014); provided that Company’s obligation to make such payments shall terminate on any date the Executive no longer has any obligations with respect to such lease.

3.9
Legal Fees. Company shall pay up to Twenty-Five Thousand Dollars and No Cents ($25,000.00) for reasonable attorneys’ fees in connection with the negotiation and execution of this Agreement directly to Orrick, Herrington & Sutcliffe LLP, Employee’s legal counsel for this matter, with such amount being payable as soon as practicable following the expiration of the seven-day revocation period noted in Section 6.10.

3.10
Miscellaneous.  Employee may retain, at no cost, the Company-provided computer and mobile phone currently in Employee’s possession; provided that Employee shall immediately delete any Confidential Information (as defined in the Employment Agreement) from such devices upon the Separation Date.

3.11
Acknowledgement. Employee hereby acknowledges the sufficiency of each payment from Company that is provided for in this Section 3 and that the Company has no other obligations to Employee other than accrued and vested employee benefits (excluding any severance obligations, which are expressly disclaimed by Employee).

3.12
Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Employee notifies Company (with specificity as to the reason therefor) that Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A and Company concurs with such belief or Company (without any obligation whatsoever to do so) independently makes such determination, Company shall, after consulting with Employee, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and Company of the applicable provision without violating the provisions of Section 409A.  However, in no event whatsoever shall Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

3.13	No act or payment of consideration pursuant to this Agreement shall be considered an admission of liability by Company regarding Employee in any way.

4.	Employee’s Release of Claims.

4.1
Employee affirms that Employee has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against Company in any forum or form.  As a material term of this Agreement, Employee attests that Employee has given Company written notice of any and all concerns Employee may have regarding suspected ethical or compliance issues or violations on the part of Company or any of Company employees. In addition, Employee affirms that as of the Separation Date, subject to Section 1.2, Employee has reported all hours worked, if applicable, and has been paid for and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled other than the payments provided for herein. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases.

4.2
Employee hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement which arise under contract or common law, or any federal, state or local law, regulation or ordinance. Employee understands and agrees that Employee’s release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.

4.3
Employee additionally hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Employee’s employment with Company or any incident thereof, including, without limitation, Employee’s treatment by Company or any other person, the terms and conditions of Employee’s employment, and any and all possible local, state or federal statutory and/or common law claims, including but not limited to:

(a)
All claims which Employee might have arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Civil Rights Act, 42 U.S.C. § 1981 and § 1988; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.; Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601, et seq.; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; The Older Worker Benefit Protection Act of 1990; The Immigration Reform and Control Act, as amended; The Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.; and/or, The Occupational Safety and Health Act, as amended;

(b)	All contractual claims for any wages or other employment benefits owed as a result of Employee’s separation from Company;

(c)	All claims arising under the Civil Rights Act of 1991, 42 U.S.C. § 1981a; and

(d)
All other claims, whether based on contract, tort (personal injury), or statute, arising from Employee’s employment, the separation from that employment, or any investigation and/or interview conducted by or on behalf of Company.

4.4
Employee does not waive rights or claims which cannot be waived by law, including, but not limited to the right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”), or its local or state equivalent, or to participate in an agency investigation, although Employee does waive any right to monetary recovery should the EEOC or other local, state or federal administrative or governmental agency pursue claims against Company on Employee’s behalf.

4.5
Employee does not waive rights or claims to enforce Employee’s rights under this Agreement, the Employment Agreement, to the extent such rights survive termination of employment and not superseded herein, or that arise following the execution of this Agreement.

4.6	Employee does not waive rights or claims for existing indemnification rights to which Employee is entitled, including, without limitation, as provided under Section 14 of the Employment Agreement.

5.
Company Release.  In consideration for Employee’s promises and covenants pursuant to this Agreement, Company hereby forever releases and discharges Employee, his heirs, successors, and assigns (the “Employee Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Company has against Employee based on events occurring on or before the date this Agreement is executed (the “Company Release”).  The Company Release specifically extends to, without limitation, any and all claims or causes of action under common law as well as any claims under any applicable state, federal, or local statutes and regulations; provided, however, that the Company Release does not waive, release, or otherwise discharge (i) any claim or cause of action that cannot legally be waived, (ii) any claim for fraud, theft, embezzlement, or (iii) any claim that Employee has taken steps to conceal from Company.

6.	Other Understandings, Agreements, and Representations.

6.1
Employee agrees that this Agreement binds Employee and also binds Employee’s spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with Employee.

6.2
Employee promises and represents that Employee will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms or existence of this Agreement, except (i) to advisors, attorneys, accountants, representatives or members of Employee’s immediate family, provided that any individual to whom such disclosure is made agrees to abide by the terms of this Section 6.2; (ii) to the extent necessary to report income to appropriate taxing authorities; (iii) in response to an order or subpoena of a court of competent jurisdiction, so long as Employee provides notice to Company’s Legal Department immediately upon receipt of such order or subpoena; or (iv) in response to any subpoena issued by a state or federal governmental agency, so long as Employee provides notice to Company’s Legal Department immediately upon receipt of such subpoena.

6.3
Employee agrees not to disparage Company or individuals whom Employee knows are its or their officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Company shall not, and it shall direct the executive officers and directors of Company to not, make public statements that disparage Employee in a manner likely to be harmful to Employee’s business or personal reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or rebuttal of statements of others or normal competitive type of statements that are not derogatory in nature.

6.4
Aside from electronic equipment previously provided to Employee, for which Company has provided written authorization for Employee to retain pursuant to Section 3.10, Employee acknowledges that he has returned to Company all property belonging to Company that Employee possesses or has possessed but has provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on disk or in any other form) and video or tape recordings of any kind other than personal materials relating solely to Employee. Employee warrants and represents that Employee has not retained, distributed or caused to be distributed, and shall not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this Section 6.4.

6.5
This Agreement contains the entire understanding between Employee and Company, except as modified by Section 6.6 below, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Employee and an authorized representative of Company.

6.6
Notwithstanding anything to the contrary herein, this Agreement shall not alter or terminate Company’s obligations under any post-employment obligations previously agreed to by Company, including, but not limited to, Section 14 of the Employment Agreement.  Further, notwithstanding anything to the contrary herein, this Agreement shall not alter or terminate any post-employment obligations previously agreed to by Employee, including, but not limited to, (i) Sections 4, 5, and 6 of the Employment Agreement and (ii) Section 9 of the Restricted Stock Agreement; provided, however, that in consideration of the Restrictive Covenant Payments, Employee agrees that the applicable time period during which the covenants set forth in Section 5 of the Employment Agreement and the first and second paragraphs in Section 6 of the Employment Agreement shall be extended to the second anniversary of the Separation Date (the “Restrictive Covenants Extension”); provided further, that the parties agree that Section 6 of the Employment Agreement shall be modified such that the first sentence is deleted entirely and replaced with the following: “To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee's employment with the Company and for a period of two years thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any of the following companies or their affiliates: CBS Corporation; Cumulus Media, Inc.; Entercom Communications Corp.; any radio station group that has a similar audience reach of the foregoing listed companies; Pandora Media, Inc.; iTunes Radio; Spotify USA Inc.; Amazon.com, Inc.; TuneIn; SiriusXM; any entity providing streaming radio services that has ten million or more unique subscribers; any radio syndicator that reaches over 50 million listeners; or any radio rep firms.”

6.7	Section 15 of the Employment Agreement, regarding arbitration, is incorporated by reference herein.

6.8
Employee may take up to twenty-one (21) days from date of receipt to decide whether to accept this Agreement. Employee may actually accept and sign this Agreement at any time within this 21-day period, but Employee is not required to do so.

6.9
If Employee has not signed this Agreement within the 21-day period noted above and delivered the signed agreement to Kimberly Wray, HR Services Director, Clear Channel Management Services, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258, or via fax to (210) 832-3190, this Agreement is deemed revoked by Company.

6.10
Employee may revoke acceptance of this Agreement at any time within seven (7) days after executing the Agreement.  Any revocation must be made in writing and delivered to Kimberly Wray, HR Services Director, Clear Channel Management Services, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258, or via fax at (210) 832-3190. Employee understands that, unless revoked as described above, upon expiration of the seven (7) day period, this Agreement automatically shall take effect and become binding upon Employee.

6.11	Notice Regarding Attorney: Employee is hereby advised to consult with an attorney of Employee’s choice, at Employee’s expense, before signing this Agreement.

6.12
Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of a claim under the Age Discrimination in Employment Act (ADEA) or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Company should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law. Notwithstanding the foregoing, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Company filed by Employee or by anyone else on Employee’s behalf pertaining to the preceding paragraph.

6.13
Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and subject to the parties’ agreement to arbitrate any and all disputes as previously set forth, Employee expressly consents to the personal jurisdiction and mandatory venue of the New York state and federal courts for any lawsuit relating to this Agreement.

6.14
Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall not be a part of this Agreement.

6.15
If Employee is in breach of any of the provisions of this Agreement, or any post-employment obligations that survive termination of employment, as determined by Company in its sole reasonable discretion, during the Severance Pay Period described in Section 3.3 above, the remaining Severance Payments shall cease.  The foregoing shall not affect Company’s right to enforce any post-employment restrictions or limit Company from pursuing any and all remedies related to Employee’s breach of this Agreement.

6.16
Counterparts:  This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement.  The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.

6.17
Employee represents and certifies that Employee (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) has been advised to consult with an attorney; (6) has determined that it is in Employee’s best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

ACCEPTED AND AGREED:

JOHN HOGAN

Date: 1/10/14	By: /s/ John E. Hogan

CLEAR CHANNEL BROADCASTING, INC.

Date: 1/13/14	By: /s/ Robert H. Walls, Jr.
Name: Robert H. Walls, Jr.
Title: Executive Vice President, General Counsel & Secretary